Exhibit 99.1

Apollo Investment Corporation

Reports Financial Results for Quarter and Year Ended March 31, 2012

Recent Highlights:

•	Net investment income per share for the quarter ended March 31, 2012 was $0.21 compared to $0.20 for the quarter ended December 31, 2011

•	Net asset value per share at March 31, 2012 was $8.55 compared to $8.16 at December 31, 2011, a 5% increase

•	Declared a dividend of $0.20 per share for the first fiscal quarter of 2013

•	Entered new four year $1.14 billion senior secured revolving credit facility with stated interest rate of LIBOR plus 225 basis points in May 2012

•	Invested $40.4 million in equity in a newly launched Madison Capital Funding senior loan vehicle in April 2012

•	Apollo Global Management purchased $50 million of Apollo Investment Corporation common stock at net asset value in April 2012

•	New Houston energy team made first two investments subsequent to quarter end

New York, NY — May 23, 2012 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company”, “Apollo Investment”, “we” or “our” today announced financial results for its fourth fiscal quarter and year ended March 31, 2012. The Company’s net investment income was $0.21 per share for the quarter ended March 31, 2012 and net asset value (“NAV”) was $8.55 per share as of March 31, 2012.

Additionally, the Company also announced that its Board of Directors has declared a dividend of $0.20 per share for the first fiscal quarter of 2013, payable on July 5, 2012 to stockholders of record as of June 14, 2012. The specific tax characteristics of this dividend will be reported to stockholders on Form 1099 after the end of the calendar year.

On April 2, 2012, a subsidiary of Apollo Global Management, LLC purchased $50 million or 5,847,953 of newly issued shares, of Apollo Investment’s common stock at NAV as of March 31, 2012. The Company’s Investment Advisor, Apollo Investment Management, L.P. is waiving the base management and incentive fees associated with this equity capital for a one year period.

Mr. James Zelter, Apollo Investment Corporation’s Chief Executive Officer, said, “During our fourth fiscal quarter, we continued to reposition our investment portfolio and diversify into additional investment strategies. We methodically sold select investments, reduced leverage and redeployed capital into other strategies which we believe have more attractive risk adjusted returns. As we look ahead, we will continue to rotate out of some of our subordinated debt investments and expand our investment footprint to provide a wider array of proprietary private financing solutions to be better aligned with the current lending landscape.”

FINANCIAL HIGHLIGHTS FOR THE QUARTER AND YEAR ENDED MARCH 31, 2012:

Select Balance Sheet Data and Other Data
	At 3/31/12	At 3/31/11
Total assets	$2.78 billion	$3.15 billion
Investment portfolio	$2.68 billion	$3.05 billion
Net assets	$1.69 billion	$1.96 billion
Net asset value per share	$8.55	$10.03
Number of portfolio companies	62	69

Portfolio Activity
	For the quarter ended 3/31/12	For the year ended 3/31/12
Investments made during the period	$147.0 million	$1.48 billion
Number of new portfolio companies invested	4	21

Investments sold or prepaid	$339.7 million	$1.63 billion
Number of portfolio company exits	9	28

Operating Results (in thousands, except per share)
	For the quarter ended 3/31/12	For the year ended 3/31/12
Net investment income	$41,010	$172,742
Net realized and unrealized gains (losses)	$76,223	$(259,006)
Net increase (decrease) in net assets from operations	$117,233	$(86,264)

Net investment income per share	$0.21	$0.88
Net realized and unrealized gain (loss) per share	$0.39	$(1.32)
Earnings (loss) per share – basic	$0.60	$(0.44)
Earnings (loss) per share – diluted	$0.57	$(0.44)*

*	In applying the if-converted method, conversion shall not be assumed for purposes of computing diluted EPS if the effect would be anti-dilutive. For the fiscal year ended March 31, 2012, anti-dilution would total $0.08.

CONFERENCE CALL / WEBCAST AT 10:00 AM EDT ON MAY 23, 2012

The Company will host a conference call on Wednesday, May 23, 2012 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID # 75904920 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through June 6, 2012 by dialing (800)

585-8367; international callers please dial (404) 537-3406, reference Conference ID # 75904920. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the investor relations section of the Company’s website at www.apolloic.com.

PORTFOLIO AND INVESTMENT ACTIVITY

During our fiscal year ended March 31, 2012, we invested $1.5 billion across 21 new and 18 existing portfolio companies through a combination of primary and secondary market purchases. This compares to investing $1.1 billion in 21 new and 18 existing portfolio companies for the previous fiscal year ended March 31, 2011. Investments sold or prepaid during the fiscal year ended March 31, 2012 totaled $1.6 billion versus $977 million for the fiscal year ended March 31, 2011.

During the three months ended March 31, 2012, we invested $147 million across 4 new and 7 existing portfolio companies through a combination of primary and secondary market purchases. This compares to investing $298 million in 8 new and 11 existing portfolio companies for the three months ended March 31, 2011. Investments sold or prepaid during the three months ended March 31, 2012 totaled $340 million versus $255 million for the three months ended March 31, 2011.

At March 31, 2012, our net portfolio consisted of 62 portfolio companies and was invested 30% in senior secured loans, 60% in subordinated debt, 1% in preferred equity and 9% in common equity and warrants measured at fair value versus 69 portfolio companies invested 33% in senior secured loans, 58% in subordinated debt, 1% in preferred equity and 8% in common equity and warrants at March 31, 2011.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio as of March 31, 2012 at our current cost basis were 10.2%, 12.7% and 11.9%, respectively. At March 31, 2011, the yields were 9.0%, 13.1%, and 11.6%, respectively.

Since the initial public offering of Apollo Investment in April 2004, and through March 31, 2012, invested capital totaled $8.8 billion in 166 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 100 different financial sponsors.

At March 31, 2012, 67% or $1.6 billion of our income-bearing investment portfolio is fixed rate debt and 33% or $0.8 billion is floating rate debt, measured at fair value. On a cost basis, 65% or $1.7 billion of our income-bearing investment portfolio is fixed rate debt and 35% or $0.9 billion is floating rate debt. At March 31, 2011, 59% or $1.7 billion of our income-bearing investment portfolio was fixed rate debt and 41% or $1.2 billion was floating rate debt. On a cost basis, 60% or $1.7 billion of our income-bearing investment portfolio is fixed rate debt and 40% or $1.1 billion is floating rate debt.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	March 31, 2012	March 31, 2011
Assets
Non-controlled/non-affiliated investments, at value (cost—$2,642,702 and $2,900,378, respectively)	$2,490,672	$2,901,295
Non-controlled/affiliated investments, at value (cost—$0 and $22,407, respectively)	—	37,295
Controlled investments, at value (cost—$208,882 and $376,051, respectively)	186,408	111,568
Cash	1,665	5,471
Foreign currency (cost—$1,013 and $881, respectively)	1,013	883
Receivable for investments sold	19,606	13,461
Interest receivable	54,409	45,686
Dividends receivable	2,898	5,131
Miscellaneous income receivable	1,150	—
Receivable from investment adviser	—	576
Prepaid expenses and other assets	17,442	27,447

Total assets	$2,775,263	$3,148,813

Liabilities
Debt	$1,009,337	$1,053,443
Payable for investments and cash equivalents purchased	—	37,382
Dividends payable	39,409	54,740
Management and performance-based incentive fees payable	24,402	27,553
Interest payable	10,102	9,703
Accrued administrative expenses	3,420	1,738
Other liabilities and accrued expenses	3,362	3,223

Total liabilities	$1,090,032	$1,187,782

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 197,043 and 195,502 issued and outstanding, respectively	$197	$196
Paid-in capital in excess of par	2,886,327	2,871,559
Undistributed (over-distributed) net investment income	(34,896)	56,557
Accumulated net realized loss	(995,426)	(713,873)
Net unrealized depreciation	(170,971)	(253,408)

Total net assets	$1,685,231	$1,961,031

Total liabilities and net assets	$2,775,263	$3,148,813

Net Asset Value Per Share	$8.55	$10.03

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended March 31,
	2012	2011	2010
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$313,992	$316,183	$297,123
Dividends	6,998	4,713	11,450
Other income	18,505	15,143	10,003
From non-controlled/affiliated investments:
Interest	899	10,296	1,002
From controlled investments:
Interest	3,746	—	—
Dividends	13,444	12,334	20,660
Other income	—	110	—

Total Investment Income	357,584	358,779	340,238

EXPENSES:
Management fees	$60,321	$59,831	$54,069
Performance-based incentive fees	39,651	47,793	49,853
Interest and other debt expenses	66,360	48,025	24,480
Administrative services expense	5,387	5,529	4,725
Insurance expense	838	927	1,100
Other general and administrative expenses	12,285	5,502	5,383

Total expenses	184,842	167,607	139,610

Net investment income before excise taxes	172,742	191,172	200,628
Excise tax expense	—	—	(1,218)

Net investment income	$172,742	$191,172	$199,410

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	$(340,915)	$(144,350)	$(467,275)
Foreign currencies	(528)	(7,667)	(5,752)

Net realized loss	(341,443)	(152,017)	(473,027)

Net change in unrealized gain (loss):
Investments and cash equivalents	74,233	140,227	548,530
Foreign currencies	8,204	1,030	(11,623)

Net change in unrealized gain (loss)	82,437	141,257	536,907

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	(259,006)	(10,760)	63,880

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(86,264)	$180,412	$263,290

EARNINGS (LOSS) PER SHARE – BASIC AND DILUTED	$(0.44)	$0.93	$1.65

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended
	March 31, 2012	March 31, 2011
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$75,728	$83,018
Dividends	1,588	1,001
Other income	1,744	3,185
From non-controlled/affiliated investments:
Interest	—	1,208
From controlled investments:
Interest	1,181	—
Dividends	4,955	6,303

Total Investment Income	85,196	94,715

EXPENSES:
Management fees	$14,150	$15,044
Performance-based incentive fees	10,253	12,509
Interest and other debt expenses	16,138	13,946
Administrative services expense	1,500	1,181
Insurance expense	838	927
Other general and administrative expenses	1,307	1,070

Total expenses	44,186	44,677

Net investment income	$41,010	$50,038

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	$(294)	$(1,573)
Foreign currencies	(21)	6

Net realized loss	(315)	(1,567)

Net change in unrealized gain (loss):
Investments and cash equivalents	81,697	69,087
Foreign currencies	(5,159)	(5,506)

Net change in unrealized gain	76,538	63,581

Net realized and unrealized gain from investments, cash equivalents and foreign currencies	76,223	62,014

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$117,233	$112,052

EARNINGS PER SHARE – BASIC	$0.60	$0.57
EARNINGS PER SHARE – DILUTED	$0.57	$0.55

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides private debt market solutions to middle market companies in the form of senior secured, mezzanine and asset based loans and may also acquire equity interests. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit http://www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apolloic.com

SOURCE: Apollo Investment Corporation